Exhibit 21



                            THERMO POWER CORPORATION

                         SUBSIDIARIES OF THE REGISTRANT



   At December 4, 1995, Thermo Power Corporation owned the following companies:


                                          State or             Registrant's
                                        Jurisdiction               % of
   Name                               of Incorporation           Ownership
   --------------------------------   ----------------         ------------


   Takepine Limited                    United Kingdom              100%
   Tecogen Securities Corporation      Massachusetts               100%
   NuTemp, Inc.                           Illinois                 100%
   ThermoLyte Corporation              Massachusetts                78%